Exhibit 99.1

 USA Weightlifting and NBH Bank Family of Brands

Announce Partnership Agreement

COLORADO SPRINGS, CO - (Globe Newswire) - The national USA Weightlifting team and NBH Bank, through its Community Banks of Colorado, Bank Midwest and Hillcrest Bank family of brands, are pleased to announce they have entered into a partnership to support the team’s athletes as they prepare for a historic year of competition next year in Tokyo.

“We are pleased to give every American Weightlifter the chance to succeed at the most important competition of their sport.” said Tim Laney, Chairman, President and CEO of NBH Bank parent, National Bank Holdings Corporation. “Our partnership with USA Weightlifting runs even deeper. It goes hand-in-hand with our annual Do More Charity Challenge™, an event that has raised over one million dollars for a wide range of deserving charitable causes. USA Weightlifting will become an integral part of our Do More Charity Challenge event beginning in 2020, supporting our efforts to ensure a wide variety of non-profits in the communities where we work and live get the visibility and financial support they deserve.”

"We could not be happier to partner with NBH Bank and its family of brands as our Official Bank partner," said Phil Andrews, USA Weightlifting Chief Executive Officer. "Their meaningful sponsorship of our program as we come into this critical year shows their care for our sport, the success of the athletes within our sport and the communities they serve at large.”

NBH Bank’s sponsorship of USA Weightlifting will drive the provision of the ultimate on-the-ground plan for 2020 for USA Weightlifting’s national team, and NBH Bank and its family of brands, Community Banks of Colorado, Bank Midwest and Hillcrest Bank, becomes the Official Bank of USA Weightlifting as part of the agreement.

About USA Weightlifting
USA Weightlifting, a member of the United States Olympic & Paralympic Committee (USOPC) and the International Weightlifting Federation (IWF), is the national governing body for the Olympic sport of Weightlifting in the United States. USA Weightlifting’s mission is to enable U.S. athletes to achieve sustained competitive excellence in Olympic competition and to promote and grow the sport of Weightlifting in the United States. For more information, visit USAWeightlifting.org.

About NBH Bank
NBH Bank, a wholly-owned subsidiary of National Bank Holdings Corporation (publicly traded on NYSE: NBHC), operates a network of 105 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. It also operates a comprehensive residential banking group primarily serving the bank's core footprint. NBH Bank operates under the following brand names: Community Banks of Colorado in Colorado, Bank Midwest in Kansas and Missouri, and Hillcrest Bank in New Mexico, Texas and Utah. National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. More information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

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Community Banks of Colorado:
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Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;
Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;
NBH Bank: twitter.com/nbhbank;
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Media Contact

Whitney Bartelli, 816-298-2203
Chief Marketing Officer
media@nbhbank.com

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